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                                                                     Exhibit 2.2


                                    GALEN HOLDINGS PLC

                                    Please check that your address details on the attached certificate are correct. If there are any errors or if you move to a new address, please fill in the correct information on the back of this counterfoil and send it to our Transfer Agent. Do not send the certificate with the address slip.

                                    Please do not detach this counterfoil unless you want to notify the Transfer Agent of a change to your address details

                                    ISIN                     Broker Code
                                    RUN                      Location Code L

Reference No.     Transfer No.      Certificate No.          Number of Shares




                               GALEN HOLDINGS PLC
       (Incorporated and registered in Northern Ireland with number 35836)













THIS IS TO CERTIFY that the above-named is/are the Registered Holders(s) of
       Ordinary Shares of 10p each, fully paid, in GALEN HOLDINGS PLC, Subject to the Memorandum and Articles of Association of the Company.


Given under the Signatures of the Company Secretary and Chief Financial Officer on 30 November 2000




Company Secretary                   Chief Financial Officer


Note: No transfer of shares comprised in this certificate, or any portion thereof, will be registered until this certificate has been surrendered. TRANSFER OFFICE: COMPUTERSHARE SERVICES PLC, P.O. BOX 82 THE PAVILIONS, BRIDGEWATER ROAD, BRISTOL BS99 7NH. You can check your holding at www.eshare.co.uk.